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                               EXHIBIT 21.01

                                SUBSIDIARIES






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     The New Anaconda Company (the "Company") is a Utah Corporation and has
the following subsidiary:

     Anglo American Metals, Inc., a Texas Corporation, which does business
under the same name as it is incorporated.   Anglo American Metals, Inc,
has the following subsidiary:

     Ventura Corporation, a Nieu Corporation, which does business under the same name as it is incorporated. Ventrua Corporation has the following subsidiary:

     Ferry Lane Limited, a British Virgin Island Corporation, which does business under the same name as it is incorporated.





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